Exhibit 99.1

FOR IMMEDIATE RELEASE

CONTACT:

Adam Weiner / Joel Steinhaus

Kekst and Company

212-521-4800

U.S. Energy Systems, Inc. Provides Update on Restructuring Plans and

Names Joseph P. Reynolds CEO

NEW YORK CITY, October 2, 2007 – U.S. Energy Systems, Inc. (NASDAQ: USEY), a “clean and green” energy company, today provided an update on its restructuring plans and announced the appointment of Joseph P. Reynolds as Chief Executive Officer and President of USEY and as Chief Executive Officer of the Company’s UK subsidiary (UKES). Mr. Reynolds, who has over 30 years of experience in the energy industry, has held operations and management positions with Occidental Petroleum, Tenneco Gas/El Paso, Enron and Unocal.

Personnel Appointments

During his long and distinguished career in the energy sector, Mr. Reynolds has developed and managed international midstream and downstream oil and gas facilities, as well as LNG, chemical, and power generation projects, including renewable energy projects. He has been responsible for overseeing the development, financing and management of greenfield facilities and acquisitions, and the development of new technology, including heavy oil extraction, shale oil, ethanol and biomass. He holds an MBA from Durham University UK and a BS from the University of Alabama in petroleum/chemical processing. Mr. Reynolds also attended Teesside University (Polytechnic) UK, studying Electrical/Control Engineering. He is a registered professional engineer in Europe, a Chartered Chemical Engineer and a Chartered Scientist in the UK.

The Company also announced senior level management promotions in its U.S. Energy Biogas (USEB) subsidiary. Richard J. Augustine, who has been serving as President of USEB, was appointed the subsidiary’s Chief Executive Officer. Mr. Augustine will also retain his position as Vice President at USEY. Steven Laliberty, currently serving as Vice President of Operations for USEB, succeeds Mr. Augustine as President of USEB. With a combined 35 years of experience in the landfill gas sector, Messrs. Augustine and Laliberty have expertise in all aspects of the business, including operations, development and financings, as well as the monetization of tax credits and the sale of carbon credits and renewable energy credits (RECs).

Restructuring Update

The Company noted that these new appointments come as USEY moves on to the next stage in its restructuring process. At UKES Mr. Reynolds succeeds Grant Emms, who has resigned as CEO. Mr. Emms is working with potential investors who are engaged in discussions with the Company regarding a purchase of the Company’s UK assets. At USEY Mr. Reynolds succeeds Richard Nevins, who had been serving as interim Chief Executive Officer. Under Mr. Nevins’ leadership the Company has been in discussions with its lenders to stabilize its position through restructuring existing indebtedness and accessing restricted cash reserves and cash available from subsidiaries that is currently restricted by the financing arrangements of the subsidiaries.

The Company announced that it has now successfully entered into arrangements with its lenders to fund short-term operating and capital requirements and to defer certain obligations. One of the Company’s senior lenders has extended additional credit to USEY to enable the Company to meet certain working capital deficiencies. In addition, the Company’s existing lenders have now agreed to allow the Company to draw down funds from restricted reserves to pay for certain operational and capital expenditures approved by the lenders in connection with the UK operations.

The Company’s lenders have now made funds available to allow the Company to perform scheduled maintenance at the Knapton power plant and to undertake repairs at one of the UK gas wells. As previously reported, one of the producing wells did not return to production after it was shut down for collection system repairs. As a result of this shortfall in the production of gas, the power plant is producing at approximately 20% below its generating capacity, causing a reduction in revenues of approximately $13,000 per day. A workover of the well is needed to bring the well back into production. As previously disclosed, management estimates that this workover will cost approximately $1,000,000 and take 6 to 8 weeks from commencement to complete. There can be no assurance that the initial workover will be successful. If it is not successful, more expensive procedures may be required to bring the well back to production.

The Company’s lenders have also made funds available to allow the Company to continue a 3D seismic study of its UK gas reserve structures. The field work for the seismic study is expected to be completed shortly, and analysis of the field data is expected to be completed by January 2008. When complete, the 3D seismic study will provide the Company’s management with additional guidance regarding the optimal location of additional wells needed to monetize the gas identified in the reserve reports, which are expected to be updated before the end of the year.

In addition, the Company’s lenders have given USEY relief from capital contribution requirements under the UK financing arrangements. The Company previously reported that it had insufficient funds to make certain required payments that were due beginning in September 2007. Under a recent amendment to the UK financing documents, the Company’s lenders have permitted the Company to defer these capital contributions so that they are not due until November 30, 2007. Because the Company continues to be in non-monetary default under the UK financing arrangements however, it is required to pay interest at the default rate under the UK financing arrangements. This results in an additional monthly interest payment equal to approximately $220,000, of which approximately $92,000 is rolled up into principal under the terms of the UK financing documents.

Notwithstanding the stabilizing steps announced today, the Company has a continuing requirement to effect a refinancing or other financial restructuring, which may require sales of assets or raising additional capital which could be significantly dilutive to existing shareholders. In addition, the Company’s continuing non-compliance with certain of its non-monetary obligations under the UK financing arrangements permits the financing parties to declare a default and accelerate the indebtedness and foreclose on the collateral; as such, additional defaults could occur in the future. The failure to obtain additional financing or to restructure the existing indebtedness could result in the lenders foreclosing on the assets securing the indebtedness and/or bankruptcy or insolvency proceedings.

Review of Strategic Alternatives

The Board of Directors stated, “With our progress over the past few weeks and the cooperation we have earned from our lenders, we believe USEY now has the opportunity to improve the value of our assets and move forward in evaluating all of the Company’s strategic alternatives.”

The Board is currently assessing how best to maximize the enterprise value of the Company for the benefit of shareholders. As previously announced, it recently entered into a Letter of Intent for the sale of USEB and is now evaluating additional proposals with respect to USEB. The Board also is exploring a range of strategic alternatives for the Company’s UK assets. It is in discussions with investors and strategic partners who could provide USEY with capital, expertise and resources to further develop the UK assets, and it also is engaged in discussions regarding the sale or partial sale of the UK assets. Additionally, the Board is analyzing a number of recapitalization and merger proposals at the parent level. Although the Company can furnish no assurance that it will be able to restructure existing indebtedness, raise additional capital or otherwise obtain funding for future operations and capital expenditure requirements, the Board said that it will continue to review all of USEY’s long-term strategic options.

Nasdaq Listing Status

The Company also announced that it failed to file its Quarterly Reports on Form 10-Q for the fiscal quarters ended March 31, 2007 and June 30, 2007 by the deadlines of September 21 and 28, 2007 as required by the terms of a decision by the NASDAQ Listing Qualifications Panel (NASDAQ Panel). USEY has submitted a request to the NASDAQ Panel for a further extension of time to file these reports. There can be no assurance that the NASDAQ Panel will grant any further extension and consequently that the Company’s shares of common stock will remain listed on The NASDAQ Stock Market.

In addition, USEY announced that on October 1, 2007 it received a letter from the NASDAQ Stock Market notifying the Company of its non-compliance with Marketplace Rule 4310(c)(4) (“the Rule”), because for 30 consecutive business days, the bid price of the Company’s common stock had closed below the minimum $1.00 per share requirement for continued listing. In accordance with Marketplace Rule 4310(c)(8)(D), the Company has been provided 180 calendar days, or until March 31, 2008, to regain compliance. If, at anytime before March 31, 2008, the bid price of the Company’s common stock closes at $1.00 per share or more for a minimum of 10 consecutive business days, Nasdaq will provide written notification that USEY complies with the Rule. If compliance with this Rule cannot be demonstrated by March 31, 2008, Nasdaq will determine whether the Company meets The Nasdaq Capital Market initial listing criteria as set forth in Marketplace Rule 4310(c), except for the bid price requirement. If it meets the initial listing criteria, Nasdaq will notify the Company that it has been granted an additional 180 calendar day compliance period. If the Company is not eligible for an additional compliance period, Nasdaq will provide written notification that the Company’s securities will be delisted. At that time, the Company may appeal Nasdaq’s determination to delist its securities to a Listing Qualifications Panel.

About U.S. Energy Systems, Inc.

U.S. Energy Systems, Inc. is an owner of green power and clean energy and resources. USEY owns and operates energy projects in the United States and United Kingdom that generate electricity, thermal energy and gas production.

Certain matters discussed in this press release are forward-looking statements, and certain important factors may affect the Company’s actual results and could cause actual results to differ materially from any forward-looking statements made in this release, or which are otherwise made by or on behalf of the Company. Such factors include, but are not limited to: the Company’s ability to raise needed funds through equity issuances or refinancings; access to needed financing or refinancing on acceptable terms; the continued cooperation and forbearance of the Company’s lenders; the Company’s ability to continue as a going concern; the Company’s ability to fund and complete ongoing projects, including the expansion of the Company’s UK assets, in a timely manner; the final results of the updated reserve reports and 3D seismic study of the Company’s gas reserves structures; the Company’s ability to develop a commercially viable revised business plan for the UK assets and the business as a whole; failure to realize the estimated savings or operating results of acquisitions, and other risks associated with acquisitions generally, including risks relating to managing and integrating acquired businesses; changes in market conditions and the impact of market conditions on the Company’s capital expenditures; the impact of competition; changes in local or regional economic conditions, and the amount and rate of growth in expenses; changes in UK or U.S. federal or state laws and their interpretation with respect to regulation, energy policy and other business issues; and the ability to comply with environmental laws and regulations and to obtain necessary permits; and other risks detailed from time to time in USEY’s Securities and Exchange Commission filings, including its Annual Report on Form 10-K for the year ended December 31, 2006 and its Current Reports dated June 25, 2007 and August 31, 2007. The Company does not undertake to update any of the information set forth in this press release.

Additional information is available on the Company’s website at: http://www.useyinc.com.

###

4